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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Galano                            Michael
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   (Last)                            (First)              (Middle)

          c/o Instinet Group Incorporated, 3 Times Square, 10th Floor
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                                    (Street)

  New York                              NY                 10036
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

        5/17/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

        Instinet Group Incorporated  (INET)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

        Senior Vice President, U.S. Equity Sales and Tradings
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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n/a
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*   If the Form is filed by more than one Reporting Person, see Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)                     (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Option (right to buy)    See Note 1   02/23/07      Common stock            25,830            $14.52          D
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Option (right to buy)    See Note 1   05/10/07      Common stock            25,830            $15.78          D
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Option (right to buy)    See Note 1   03/02/08      Common stock            80,590            $18.75          D
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Explanation of Responses:

1. Options for 25,830 shares were granted on 02/23/00, for 25,830 shares on 05/10/00, and for 80,590 shares on 03/02/01. Generally, options vest 25% one year following the date of grant and the remaining 75% vest pro rata on a monthly basis thereafter, resulting in 100% vesting on the fourth anniversary of the grant date.



           /s/ Michael Galano                                  May 17, 2001
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      Signature of Reporting Person*                               Date

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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

    Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB number.

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of Robin Elkowitz, Paul Merolla and Jeffrey Letzler, individually, the undersigned's true and lawful attorney-in-fact to:

    1. execute for and on behalf of the undersigned, reports to be filed in accordance with Section 16(a) and Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

    2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such reports and timely file such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

    3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of or legally required by the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys-in fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact, individually, full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16(a) or Section 13(d) of the Exchange Act and the rules thereunder.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any such report with respect to the undersigned's holdings of and transactions in securities issued by Instinet Group Incorporated, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of May, 2001.



                                    By: /s/ Michael Galano
                                        ----------------------------------------

                                    Name:  Michael Galano
                                           -------------------------------------

                                    Title: Senior Vice President - U.S. Equity
                                           Sales and Tradings
                                           -------------------------------------